Exhibit 99.(d)(7)

August 17, 2006

American International Group, Inc.

70 Pine Street

New York, NY 10270

Attention:                                         Brian T. Schreiber

Ladies and Gentlemen:

American International Group, Inc. (“AIG” or “you”) has requested limited, additional information from 21st Century Insurance Group and its subsidiaries (collectively, the “Company”) in connection with your consideration of a possible transaction regarding the Company, in which you would purchase all the shares of the Company not controlled by you (a “Transaction”). The parties agree that AIG’s preliminary investigation will be conducted in a manner so as to minimize any disruption and/or interference with the Company’s personnel and operations, and be completed within approximately four (4) weeks from the date hereof (provided the Company makes requested information available to AIG reasonably promptly following the date hereof). In the event that AIG provides the Company with a valuation proposal for the Transaction, AIG agrees that it will support the formation of a special committee, with customary powers, consisting of current independent directors of the Company’s board of directors. The Company is willing to furnish or otherwise make available such information to you in consideration for your agreement to abide by the confidentiality and other terms of this letter agreement (this “Agreement”).

1.                                       Confidentiality.

(a)                                  You agree to keep confidential and to use solely for the purpose of evaluating and effecting a possible Transaction (and not to use for any other competitive purpose) all information the Company or its Representatives (as hereinafter defined) furnishes or otherwise makes available to you or your Representatives whether before or after the date of this Agreement, whether in oral, written or electronic form (collectively, the “Evaluation Material”); provided, however, that (i) any Evaluation Material may be disclosed to officers, directors, employees, affiliates, accountants, legal counsel, investment bankers, consultants, and other representatives (such persons being generally referred to herein as “Representatives”) of yours (it being understood that Representatives of the Company (other than Messrs. Sandler, Bensinger and Hayman) shall not be deemed Representatives of yours) who need to know such information for the purpose of evaluating a Transaction so long as you direct your Representatives to treat the Evaluation Material in a confidential manner and in accordance with the terms hereof (it being understood that you will be responsible for any breach of the confidentiality terms of this Agreement by any of your Representatives) and (ii) any disclosure of the Evaluation Material may be made to which the Company consents in writing. The Company and you agree and acknowledge that you and your Representatives may access and obtain from Messrs. Sandler, Bensinger and Hayman or any other employee of AIG any and all information regarding the Company and its subsidiaries, whether in oral, written or electronic form, in the possession of or otherwise known by any such person and that such information will be deemed to be Evaluation Material for purposes of this Agreement (subject to the exceptions thereto contained in the next sentence). Notwithstanding the above, the term “Evaluation Material” does not include information that (i) was or becomes available to you from a source other than the Company or its Representatives, provided such other source is not bound by a confidentiality obligation to the Company, (ii) was or becomes generally available to the public (other than as a result of a breach by you or your Representatives of this Agreement), or (iii) is independently developed by you or your Representatives without reference to the Evaluation Material. In addition, any reports, analyses, compilations, forecasts, memoranda, notes, studies and any other written or electronic materials prepared by or for you or your Representatives that contain, reflect or are based upon Evaluation Material (collectively, “Reports”) shall be deemed to be Evaluation Material and be kept confidential subject to this Agreement. Notwithstanding the above, AIG and its Representatives (including Messrs. Sandler, Bensinger and Hayman and any other employee of AIG) shall not be prohibited from using any Evaluation Material for purposes of monitoring and evaluating AIG’s investment in the Company or exercising any voting, governance, control or other rights and responsibilities in their capacity as a shareholder of the Company or members of the Board of Directors of the Company.

(b)                                 Each party agrees that neither it nor any of its Representatives will, without the prior written consent of the other party, directly or indirectly, (i) disclose to any other person (other than its Representatives) the fact that discussions or negotiations may take place, are taking place or have taken place concerning a possible Transaction or any of the terms or other facts relating thereto, including the status thereof, (ii) disclose to any other person (other than its Representatives) the existence or the terms of this Agreement, or (iii) disclose to any other person (other than its Representatives) that it or its Representatives have received or produced any Evaluation Material; provided, however, that any disclosure prohibited by this paragraph or (a) above may be made to the extent a party has received the advice of its outside counsel that such disclosure is required to be made by it in order to avoid violating the federal securities laws of the United States or rules of a national securities exchange to which it is subject; and, provided further, that such party will notify the other party prior to making any such disclosure in accordance with the procedures outlined in section (c) below.

(c)                                  In the event that you or any of your Representatives are required to disclose any Evaluation Material or make any other disclosure in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) upon the advice of counsel or on advice of counsel as set forth in (b) above, you will, to the extent legally permitted, provide the Company with prompt written notice of such requirement(s) in advance of such disclosure. You also agree, to the extent legally permissible, to reasonably cooperate with the Company to the extent it may seek to limit such disclosure, at the Company’s sole expense, including, if requested, taking reasonable steps to resist or avoid any such disclosure. In the absence of a protective order or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto) you or your Representatives, as applicable, shall cooperate with the Company in a commercially reasonable manner, at the Company’s sole expense, in the Company’s good faith efforts to obtain assurances that confidential treatment will be accorded to any Evaluation Material that you or your Representatives are legally required to disclose after complying with the provisions of this paragraph to the extent such assurances can be obtained.

(d)                                 Upon the written request of the Company, you will (and you will direct your Representatives to) promptly deliver to the Company or destroy, at your option, all Evaluation Material without retaining any copy thereof, including, without limitation, expunging to the extent practicable all Evaluation Material from any computer, word processor or other device in your possession and shall destroy all Reports; provided, however, that your legal counsel shall be entitled to retain a single archived copy of such returned or destroyed materials for the sole purpose of assuring compliance with this Agreement. If requested by the Company in writing, an appropriate officer of yours will confirm to the Company promptly that all Evaluation Material has been so delivered or destroyed. Notwithstanding the delivery or destruction of the Evaluation Material required by this paragraph, any and all duties and obligations existing under this Agreement shall remain in full force and effect.

(e)                                  You hereby confirm that you and your Representatives will not disclose or use any Evaluation Material in a way which violates any antitrust or other applicable law.

2.                                       Non-Solicitation and Non-Hire of Employees.

For a period of eighteen (18) months from the date hereof, you agree that you will not, directly or indirectly, solicit or seek to hire or hire any employees of the Company with a title of Vice President or above; provided, however, that general solicitation of employment through general advertisements or other means not specifically targeted to employees of the Company shall not be deemed a violation of your obligation not to solicit. In addition, nothing herein shall preclude you from (i) engaging in general solicitations of employment through a professional recruiter who has no knowledge of the transactions contemplated by this Agreement and who has not been directed to target employees of the Company or (ii) hiring anyone who (a) responds to any public advertisement, or (b) has been terminated by the Company for at least ninety (90) days prior to commencement of employment discussions.

3.                                       No Representations or Warranties.

You understand and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, on which you or your Representatives may rely, as to the accuracy or completeness of the Evaluation Material for your or their purposes and that only those representations and warranties made by us in writing in a subsequent definitive agreement with you related to a Transaction, if any, shall have any legal effect. You agree that other than as may be set forth in such definitive agreement, neither the Company nor its Representatives shall have any liability whatsoever to you or any of your Representatives, including, without limitation, in contract, tort, or under federal or state securities laws, relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

4.                                       Equitable Relief.

The Company, without prejudice to any rights at law that it may otherwise have, shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, in the event of any breach (or threatened breach) of the provisions of this Agreement. You agree that you will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company’s seeking or obtaining such relief. You acknowledge that the Evaluation Material is valuable and unique and that any disclosure thereof in breach of this Agreement may result in irreparable injury to the Company.

5.                                       No Obligation.

It is further understood and agreed that unless and until there is an executed and delivered definitive agreement between us with respect to a Transaction, neither the Company nor you intends to be, nor shall either of us be, under any legal obligation of any kind whatsoever with respect to a Transaction or otherwise, except for the matters specifically agreed to in this Agreement.

6.                                       Compliance with Law.

You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws place certain restrictions on any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase or sell such securities.

7.                                       Miscellaneous.

(a)                                  Unless terminated earlier pursuant to the terms hereof, each party’s obligations under this Agreement expires two (2) years from the date hereof.

(b)                                 It is agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)                                  The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, firm, group, limited liability company, partnership trust, joint venture, governmental entity or individual.

(d)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(e)                                  It is understood and agreed that if any provision contained in this Agreement or the application thereof to you, the Company, or any other person or circumstance shall be invalid, illegal, or unenforceable in any respect under any applicable law, as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(f)                                    Any notice hereunder shall be made in writing, by overnight courier, personal delivery or by facsimile (if receipt of such facsimile is telephonically confirmed) to the address set forth below, or to such other address or facsimile number as may be notified by one of us to the other in accordance with this paragraph:

If to the Company:

21st Century Insurance Group

6301 Owensmouth Avenue, Suite 700

Woodland Hills, California

Telephone: 818-704-3700

Telecopy: 818-704-3737

Email: mike.cassanego@21st.com

Attn: Michael J. Cassanego

If to you:

American International Group, Inc.
Telephone: 212-770-3484
Telecopy: 718-247-5559
Email: brian.schreiber@aig.com
Attn: Brian T. Schreiber

(g)                                 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment of this Agreement by you without the prior written consent of the Company shall be void and shall constitute a breach of this Agreement.

(h)                                 This Agreement may only be amended by a separate writing signed by the Company and you expressly amending this Agreement. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, if in writing and signed by the party entitled to the benefit thereof.

(i)                                     This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document. Counterparts may be exchanged by facsimile transmission or e-mail of scanned signatures, and such electronically transmitted counterparts shall have the full force and effect of original signatures.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

21ST CENTURY INSURANCE GROUP

		By:	/s/ Michael J. Cassanego
Name: Michael J. Cassanego
Title: SVP, Secretary and General Counsel

CONFIRMED AND AGREED TO:

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Brian T. Schreiber
Name: Brian T. Schreiber
Title: Senior Vice President

Dated: